EXHIBIT 99.1
News Release

Contacts:
Media - Michael P. Wallner, General Manager, Communications and PR (513) 425-2688
Investors - Roger K. Newport, Sr. Vice President, Finance and Chief Financial Officer (513) 425-5270

Sheri H. Edison Named to AK Steel's Board of Directors

WEST CHESTER, OH, July 25, 2014 - AK Steel (NYSE: AKS) said today that Sheri H. Edison has been elected to its Board of Directors, effective August 1, 2014.
Ms. Edison currently is Vice President, General Counsel and Secretary of Bemis Company, Inc. In this capacity, she is responsible for all global legal operations of Bemis Company, as well as information technology, enterprise risk management and global compliance. Ms. Edison came to Bemis Company from Hill-Rom, Inc., where she had been Senior Vice President and Chief Administrative Officer. Prior to Hill-Rom, Ms. Edison held senior management and general counsel positions at Hillenbrand, Inc. and LTV Steel Company, Inc. She started her career working in private practice as a corporate attorney at Jones Day.
“Sheri’s extensive experience in the manufacturing sector, coupled with her background in the steel business and corporate governance, make her a tremendous asset to AK Steel,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “A great addition to our Board of Directors, we welcome Sheri and look forward to her many contributions.”
Ms. Edison currently serves on the board of the Fox Cities Performing Arts Center and is a member of the NACD Corporate Directors Institute, and Women Business Leaders of the United States Health Care Industry.
Ms. Edison holds a Bachelor of Arts degree in History and Journalism from the University of Southern California and a Juris Doctor degree from the Northwestern University School of Law.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company’s AK Tube subsidiary produces carbon and stainless electric resistance welded tubular steel products for truck, automotive and other markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 6,500 men and women at seven steel plants and two tube manufacturing plants across four states: Indiana, Kentucky, Ohio and Pennsylvania. The company also has interests in iron ore through its Magnetation LLC joint venture and in metallurgical coal through its AK Coal subsidiary. Additional information about AK Steel is available at www.aksteel.com.

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